Exhibit (a)(7)

Dear Employee:

This message confirms that we have received your Election Form regarding the Company’s option exchange offer. Upon the terms and subject to the conditions of the Offer to Exchange and your Election Form, if your Election Form is properly completed, we will accept your options elected for exchange at 11:59 P.M., Eastern Time, on January 22, 2004, unless this Offer to Exchange is extended, in which case we will accept your options at the expiration of the extended period. Unless you withdraw your elected options in accordance with the provisions of the Offer to Exchange before this time (or, if this Offer to Exchange is extended, before the new expiration time), we will (i) confirm that your options have been accepted for exchange, (ii) cancel such options and (iii) grant you new shares of restricted stock in exchange for the options we cancel. The restricted stock you receive will be subject to vesting, forfeiture and other restrictions as described in the Offer to Exchange.

If you have any questions, please immediately contact me at (816) 502-4230 or thompson_linda@interstatebrands.com.

Thank you.

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